August 18, 1995


To:  Credit Agreement Lenders

     Re:  Request for Amendment #2 and Waiver

Please refer to the Credit Agreement dated as of December 19, 1994 (as heretofore amended, the "Credit Agreement") among Federated Department Stores, Inc. ("Federated"), the Lenders parties thereto, Citibank, N.A. as Administrative Agent, Chemical Bank as Agent, Citicorp Securities, Inc. as Arranger and Chemical Securities Inc. as Co-Arranger. Capitalized terms used in this letter and not otherwise defined have the meanings assigned such terms in the Credit Agreement. We remind you that the contents of this letter are covered by the confidentiality requirements of the above referenced Credit Agreement.

One component of Federated's growth strategy is to take advantage of the consolidating nature of the industry by acquiring department stores particularly in markets that could be folded into existing Federated divisions. In furtherance of this growth strategy, Federated has signed a merger agreement to acquire Broadway Stores, Inc. ("Broadway"), which operates in California and the Southwest. This acquisition is expected to provide sales and earnings growth by enabling us to both enhance and protect Macy's/Bullock's current competitive positioning and also facilitate the expansion of Bloomingdale's into California. In so doing, we will be able to better leverage our costs in a highly competitive market. Federated requires this Amendment #2 and Waiver from the Required Lenders in order to effect the merger.

Summary of Key Financial Considerations

o Net purchase price after giving effect to anticipated asset sales and repayment of certain assumed debt is approximately $990 million.  (see Chart 3)

o Approximately 58% of the net purchase price is equity financed, thereby minimizing the impact to total leverage.

o 45 new Federated Stores projected to generate EBITDA of $176 million in first full year of operation (1997).

o    Up to $500 million in new financing will be required for:
     i)   Refinancing $143 million of Broadway's Convertible
Notes
     ii) One time costs and initial conversion capital expenditures

o This amendment requests changes to the Capital Expenditure, Fixed Charge Coverage and Leverage Ratio financial covenants. No change is required for the Interest Coverage covenant.
The changes in the Fixed Charge Coverage and Leverage Ratio are required through the second quarter of 1997; they then revert back to the current levels. these changes are primarily due to the capital expenditures, and the associated one-time costs and non-operating expenses, required to convert the stores and to bring them up to the Federated standard.

OVERVIEW

Broadway operates 82 department stores in California and the Southwest under the names Broadway, Emporium and Weinstocks. While the Broadway currently operates below department store standards for sales productivity and profitability, much of their real estate is not only valuable but fits well with the needs of our Macy's West operation. The Broadway store breakdown is shown below.

                                     Total    1994
                                     Sq.      Sales
                                     Ft.
                         # Stores    (000)    (000)

          Southern          41      7,105    $1,107
          California                             .6
          Northern          30      6,217     742.8
          California
          Southwest         11      1,751     243.0
          Total             82     15,073  $2,093.4


While store specific decisions are not all final, we are assuming for purposes of our analysis that we will retain 45 of the 82
Broadway store locations (the "Retained Stores")  -- 41 for
Macy's/Bullock's and 4 for Bloomingdale's as shown below.

This acquisition is important strategically to Federated in that it will enable Bullock's to significantly improve its Southern California position which would be difficult to accomplish in any other way. In addition, it will allow Bloomingdale's to enter the California market with better locations faster and in a more cost efficient manner than it could without the acquisition. It will also enhance Macy's position in Northern California and the Southwest.

                   Total
                  Retained      Southern     Northern     Southwest
                                 Calif.       Calif.
Macy's/Bullock's     41           23           11             7
Bloomingdale's        4            1            3             0
Total                45           24           14             7

OPERATING FORECAST

Our current plans include operating between closing and the end of 1995 under the current Broadway nameplates and using our best efforts to maximize the Christmas selling season. Starting early in 1996 we will begin to convert stores to Macy's and Bullock's while most likely closing for remodeling the stores which are to become Bloomingdale's. By November 1996 it would be our goal to have converted most of the stores to be retained and to have sold the remaining stores.

In fiscal 1997, the first full year of operations under the revised structure, these 45 Retained Stores are projected to produce $1,369 million in sales. The incremental EBITDA in 1997 is expected to be $176 million, growing to $257 million by 2000. By 1997 the Debt to EBITDA ratio on a combined basis is expected to be approximately 2.3x. This acquisition is expected to produce an internal rate of return of 14%. We currently expect there to be non-operating expense resulting from the capital expenditures as well as the store conversions. All capital expenditure projects include some non-operating expense, but because of the conversions it is higher than normal in this circumstance. (see Chart 1)

ONE-TIME COSTS

One-time costs are expected to be approximately $175 million over 1995 and 1996 to cover the shutdown of the central organization, store closings, going dark periods during the Bloomingdale's conversions, and transitional costs.

CAPITAL EXPENDITURES

We expect that it will require approximately $525MM of capital to convert and remodel these Retained Stores. We expect to spend on average $60 per gross square foot (estimated $75 per selling square foot) for the Macy's and Bullock's stores and $117 per gross square foot (estimated $145 per selling square foot) for the Bloomingdale's stores. Accordingly, the capital expenditure covenant in the Credit Agreement will need to be increased to cover this amount plus the portion of the purchase price allocated to PP&E.

CLEAN-DOWN

In order to insure that Federated can fund these one-time costs, conversion capital expenditures and non-operating expenses, Federated is requesting an amendment of the Clean-Down provision for this fiscal year. We are committing to a Clean-Down Amount equal to the amount by which the Working Capital Commitments exceed $650 million, or, in effect, the amount of cash borrowings and stand-by letters of credit to be no more than $1,350 million for the 30 day period.
FINANCING

(I)       INITIAL PURCHASE

   We are acquiring the common stock of Broadway with Federated common stock valued at $375 million. We have agreed to a .27 to 1 conversion, which equates to 12.7 million shares of FD stock. The Bank of America and other miscellaneous mortgage debt and the GECC receivables facility are expected to remain outstanding and are non-recourse to Federated. Federated Noteholding Corporation II, a newly formed wholly owned subsidiary of Federated ("FNC II"), will buy the Prudential Mortgage Note for $200 million in equity and a new note of $221.1 million, which note will have a subordinated guaranty from Federated and will be secured by a pledge of the stock of FNC II. The total value of equity being utilized for the acquisition is therefore $575 million. The Convertible Note has a change of control par put so that it is assumed that we will need to refinance this at the time of the acquisition. (see Charts 2, 3 and 4)

(II)      REQUIRED FINANCING

   Federated presently intends to finance the Convertible Note refinancing ($143 million), the one time costs and conversion capital expenditures primarily by issuing $300-500 million of new senior unsecured notes. (see Chart 4)

WAIVER REQUEST

To consummate the transaction outlined above, we request a waiver of, and each Lender, by its execution of a counterpart hereof agrees to waive to the extent requested (subject to the conditions of effectiveness referred to below), the following sections of the Credit Agreement:

A. Section 5.01(l) of the Credit Agreement so that, due to charter and Broadway Debt restrictions, (i) Merger Sub will not be required to guaranty the obligations of Federated under the Credit Agreement, (ii) Broadway will not be required to guaranty the obligations of Federated under the Credit Agreement so long as Broadway is restricted from effecting such guaranty by the terms of the assumed debt at Broadway, and (iii) the stock of FNC II will not have to be pledged to the Lenders under the Credit Agreement since Prudential required that it be pledged to them as security for their new note;

B. Section 5.02(b)(i)(C) of the Credit Agreement so that, notwithstanding the provisions thereof, which restrict Federated's ability to issue unsecured Debt and require any Net Cash Proceeds be applied to prepay Advances, Federated can (i) issue up to $500 million of unsecured notes not amortizing earlier than six months after the Termination Date and (ii) apply the Net Cash Proceeds thereof to refinance the Convertible Notes and to pay transaction costs, including the one-time costs and conversion capital expenditures, associated therewith;

C. Section 5.02(b)(iii) of the Credit Agreement to permit FNC II to issue a new promissory note in an aggregate principal amount not to exceed $221.5 million in exchange for the existing Prudential Mortgage Note;

D. Section 5.02(c) of the Credit Agreement so that Nomo Company,
   Inc., a newly formed wholly owned Subsidiary of Federated
   ("Merger Sub"), may merge with and into Broadway, with Broadway being the surviving wholly owned subsidiary of Federated;

E. Section 5.02(d) of the Credit Agreement to the extent it may be deemed to restrict Federated's ability to sell the stores bought as part of this acquisition so long as they are sold for cash or promissory notes and for fair value in accordance with the requirements of Section 5.02(d) of the Credit Agreement and to pay down the Debt at Broadway as required by the Debt at Broadway, provided that any Net Cash Proceeds from such asset sales not required to repay outstanding Debt of Broadway pursuant to the terms of the relevant Debt instrument shall be applied to prepay the Advances in the amount and in the order of priority set forth in Section 2.06
   (b)(ii) of the Credit Agreement;

F. Section 5.02(e)(i) of the Credit Agreement to the extent it may be deemed to restrict the ability of Federated to make an equity infusion into Broadway to fund the refinancing of the Convertible Notes and to fund the one time costs and conversion capital;

G. Section 5.02(e)(xii) of the Credit Agreement solely to the extent it restricts the making of the proposed acquisition, including the acquisition of the common stock of Broadway, the acquisition of the Prudential Note by FNC II and assumption of the other Debt of Broadway as described herein;

H. Section 5.02(f) of the Credit Agreement to the extent that it
may be deemed to restrict the   ability of (i) Broadway to issue
shares of its new Series A Preferred Stock upon the
consummation of the merger in exchange for the shares of its
existing Series A Preferred     Stock and (ii) Federated to issue
warrants to the holders of Broadway's Series A Preferred    Stock
entitling such holders to acquire shares of Federated's common stock;

I. Section 5.02(j) of the Credit Agreement solely to the extent necessary to permit Broadway to prepay the Convertible Notes if such notes are put back to Broadway upon the change of control.

J. Section 5.02(a) of the Credit Agreement solely to the extent
necessary to permit Federated to   pledge the stock of FNC II to
secure Federated's obligations under its subordinated guaranty in favor of Prudential.

K. Section 5.02(b) of the Credit Agreement solely to the extent
necessary to permit Federated   to issue to Prudential its
subordinated guaranty of FNC II's obligations under FNC II's new promissory note payable to Prudential.

AMENDMENTS

In addition to the foregoing accommodation, we request the following amendments to the Credit Agreement:

A. Section 1.01 of the Credit Agreement be amended to restate in their entirety the following two definitions:

        "Clean-Down Amount" means (a) for the first Clean-Down Period occurring after the date hereof, the amount by which the aggregate amount of the Working Capital Commitments on the first day of such Clean-Down Period exceeds $650,000,000 and (b) for each Clean-Down Period occurring thereafter, the amount by which the aggregate amount of the Working Capital Commitments on the first day of such Clean-Down Period exceeds $1,000,000,000."

        "Receivables Financing Facility" means the receivables financing facility established by the Borrower in 1992 and any replacement thereof that is on terms no less favorable, taken as a whole, to the Borrower and its Subsidiaries, pursuant to which certain Subsidiaries of the Borrower issue non-recourse public term Debt and commercial paper secured by certain receivables of the Borrower and its Subsidiaries, and the receivables financing facility established by Broadway Receivables, Inc. as of October 8, 1992 and the Subordinated Credit Card Notes in the aggregate principal amount of $64 million issued by Broadway Receivables, Inc. pursuant to an Indenture dated as of September 1, 1994 with Bankers Trust Company, as trustee, together with any replacement or replacements of either thereof pursuant to which Broadway Receivables, Inc. finances receivables it acquired from Broadway Stores, Inc."

B. Section 5.02(o), titled "Cash Capital Expenditures", of the
   Credit Agreement be amended and restated so that it will read in full as follows:

     "During any Non-Investment Grade Period, make, or permit any of its Subsidiaries to make, any Cash
     Capital Expenditures that would cause the aggregate of all such Cash Capital Expenditures made by the Borrower and its Subsidiaries in any period set forth below to exceed the amount set forth below for such period:

                Fiscal Year                  Amount
             1995                         $755,000,000
             1996                         $920,000,000
             1997                         $785,000,000
             1998 and thereafter          $800,000,000


     provided that, commencing with the Fiscal Year ending in January 1996, the Borrower and its Subsidiaries shall be entitled to make additional Cash Capital
     Expenditures in any Fiscal Year in an amount (the
     "Carry-Over Amount") equal to the lesser of (i) 25% of the amount set forth above for the immediately preceding Fiscal Year and (ii) the amount by which
     (A) the amount (the "Maximum Permitted Amount") of
     Cash Capital Expenditures permitted under this
     Section 5.02(o) for the immediately preceding Fiscal
     Year (after giving effect to this proviso) exceeds
     (B) the actual amount of Cash Capital Expenditures made during the immediately preceding Fiscal Year;
     provided further that if, subsequent to the making of Cash Capital Expenditures during any Investment Grade
     Period in excess of the amounts specified above, the Debt Rating shall cease to be an Investment Grade
     Rating, such Cash Capital Expenditures shall be deemed to be permitted hereunder; provided still further that in connection with the acquisition of any business pursuant to an asset purchase (whether during a Non-Investment Grade Period or an Investment
     Grade Period), the applicable requirements as to Investments contained in Section 5.02(e)(xii) shall have been satisfied."

C. Sections 5.04 (a) and (b) of the Credit Agreement be amended and restated so that they will read in full as follows:


      (a)Leverage Ratio. Maintain at the end of each fiscal quarter of the Borrower a Leverage Ratio of not more than the amount set forth below for each period set forth below:

                 Fiscal Quarter Ending
                 in the Fiscal Month of     Ratio
                 April, 1995               0.55:1
                 July, 1995                0.55:1
                 October, 1995             0.56:1
                 January, 1996             0.53:1
                 April, 1996               0.53:1
                 July, 1996                0.53:1
                 October, 1996             0.55:1
                 January, 1997             0.49:1
                 April, 1997               0.48:1
                 July, 1997                0.48:1
                 October, 1997             0.49:1
                 January, 1998             0.44:1
                 April, 1998               0.44:1
                 July, 1998                0.44:1
                 October, 1998             0.45:1
                 January, 1999
                    and thereafter         0.40:1

     (b)Fixed Charge Coverage Ratio. During each Non-Investment Grade Period, maintain at the end of each Measurement Period a ratio of the sum of (x) Consolidated EBITDA for the Measurement Period then ended plus (y) in the case of any such Measurement Period ending prior to or on February 3, 1996, the net increase (if any) in respect of Debt of the Borrower and its Subsidiaries under the Receivables Financing Facility during such Measurement Period to the sum of (i) Net Cash Interest for such Measurement Period plus (ii) principal amounts of all Funded Debt payable (other than (I) Debt refunded or refinanced in accordance with the terms of the Loan Documents and (II) Debt payable under the May Note Monetization Facility) plus (iii) Cash Capital Expenditures made plus (iv) cash income taxes paid plus
         (v) cash dividends made, in each case by the Borrower and its Subsidiaries during such Measurement Period determined in accordance with GAAP of not less than the amount set forth below for each period set forth below:

                   Measurement Period
                  Ending in the Fiscal    Ratio
                        Month of
                 April, 1995             0.25:1
                 July, 1995              0.32:1
                 October, 1995           0.50:1
                 January, 1996           1.00:1
                 April, 1996             1.00:1
                 July, 1996              0.90:1
                 October, 1996           0.87:1
                 January, 1997           0.93:1
                 April, 1997             0.95:1
                 July, 1997              0.98:1
                 October, 1997           1.00:1
                 January, 1998
                    and thereafter       1.00:1

Confirmations

By its execution of this Amendment #2 and Waiver letter, the Borrower represents and warrants that: (i) the representations and warranties contained in each Loan Document are correct on and as of the date hereof other than any such representations or warranties that, by their terms, refer to a specific date other than the date hereof, and (ii) no event has occurred and is continuing that constitutes a Default.

Miscellaneous

This Amendment #2 and Waiver letter shall become effective as of the date first above written when, and only when, the Administrative Agent shall have received counterparts of this Amendment #2 and Waiver letter executed by the undersigned and the Required Lenders or, as to any of the Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment #2 and Waiver letter, and the consent attached hereto executed by each Guarantor, provided, however, that if the transactions described in this Amendment #2 and Waiver letter fail to occur by February 29, 1996, this Amendment #2 and Waiver letter shall be null and void and of no force and effect and the provisions of the Credit Agreement shall be deemed not to have been amended or waived pursuant to this Amendment #2 and Waiver letter in any respect. The effectiveness of this Amendment #2 and Waiver letter is conditioned upon the substantial accuracy of the factual matters described herein. This Amendment #2 and Waiver letter is subject to the provisions of Section 8.01 of the Credit Agreement. Except as specifically provided herein, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed. Notwithstanding anything in this Amendment #2 and Waiver letter to the contrary, no waiver of any default under or breach of any provision of the Credit Agreement shall be deemed to be a waiver of any subsequent similar or different default under or breach of such or any other provision of the Credit Agreement or of any election of remedies available in connection with any of the foregoing.

On and after the effectiveness of this Amendment #2 and Waiver letter, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment #2 and Waiver letter.

This Amendment #2 and Waiver letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same Amendment #2 and Waiver letter. Delivery of an executed counterpart of a signature page to this Amendment #2 and Waiver letter by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment #2 and Waiver letter.

This Amendment #2 and Waiver letter shall be governed by, and construed in accordance with, the laws of the State of New York.

If the terms of this Amendment #2 and Waiver letter are acceptable to you, please return an executed copy of this Amendment #2 and Waiver letter by August 30, 1995 via facsimile to Ms. Rosemary Bell at Citibank, N.A. fax number (212) 527-3670.

                                Very truly yours,

                                FEDERATED DEPARTMENT STORES, INC.


                                By: \s\  Ronald W. Tysoe
                                   Ronald W. Tysoe
                                   Vice Chairman and Chief
Financial Officer

Accepted and Agreed to on
this 30 day of August, 1995

Name of Bank: Citibank
BY: \s\  Rachel Heisler
       Name: Rachel Heisler
       Title: Assistant Vice President



                             CONSENT

                                         Dated as of August 18,
1995

Each of the undersigned as a Guarantor under the Guaranty dated December 19, 1994 (the "Guaranty") in favor of the Administrative Agent, the Agent, the Lender Parties parties to the Credit Agreement referred to in the foregoing Amendment #2 and Waiver letter and the Hedge Banks referred to in the Credit Agreement and Federated Retail Holdings, Inc., as a Pledgor under the Security Agreement dated December 19, 1994 (the "Security Agreement") in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties referred to therein, hereby consents to such Amendment #2 and Waiver letter and hereby confirms and agrees that (a) notwithstanding the effectiveness of such Amendment #2 and Waiver letter, each of the Guaranty and the Security Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of such Amendment #2 and Waiver letter, each reference in each of the Guaranty and the Security Agreement to the "Credit Agreement", "thereunder", "thereof" or words of like import shall mean and be a reference to the Credit Agreement, as amended by such Amendment #2 and Waiver letter, and (b) the Collateral Documents to which such Pledgor is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all the Secured Obligations (in each case, as defined therein).

                                 Abraham & Straus, Inc.
                                 Bloomingdale's, Inc.
                                 Bloomingdale's By Mail Ltd.
                                 The Bon, Inc.
                                 Bullock's, Inc.
                                 Burdines, Inc.
                                 Federated Real Estate, Inc.
                                 Federated Retail Holdings, Inc.
                                 Jordan Marsh Stores Corporation
                                 Lazarus, Inc.
                                 Lazarus PA, Inc.
                                 Macy's Close-Out, Inc.
                                 Macy's East, Inc.
                                 Macy's Real Estate, Inc.
                                 Macy's Specialty Stores, Inc.
                                 Macy's West, Inc.
                                 Rich's Department Stores, Inc.
                                 Stern's Department Stores, Inc.

                                 By: \s\  Dennis J. Broderick
                                 Title:  Vice President